Exhibit 10.18A

HOMEAWAY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of May 27, 2011 (the “Effective Date”) by and between HomeAway, Inc., a Delaware corporation (the “Company”), and Rebecca Lynn Atchison (“Executive”).

RECITALS

WHEREAS, Executive and the Company entered into an offer letter dated as of August 4, 2006 (the “Prior Agreement”);

WHEREAS, Executive is currently employed by the Company;

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to reflect the new terms of Executive’s employment;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive is willing to continue Executive’s employment on the terms hereinafter set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive has served and, as of the Effective Date, Executive will continue to serve, as Chief Financial Officer of the Company, reporting to the Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s position within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the CEO. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company; provided, however, Executive shall be allowed to (i) manage Executive’s passive personal investments and (ii) be involved in charitable activities, so long as these matters do not interfere with Executive’s duties to the Company during the Employment Term. During the Employment Term, Executive agrees not actively to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.

(c) Subject to Section 2, this Agreement will have a term of three (3) years, commencing on the Effective Date, unless terminated earlier as provided herein. Notwithstanding the foregoing, if a Change of Control should occur when there is less than eighteen (18) months remaining in the term of this Agreement, Section 8 of this Agreement shall survive following the expiration of the term of this Agreement for a period of eighteen (18) months following the Change of Control.

2. At-Will Employment. Executive and the Company agree and acknowledge Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company further agree and acknowledge that this employment relationship may be terminated at any time, with or without notice to the other party, with or without cause, at the option of either Executive or the Company. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $309,000.00 (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Executive will be entitled to an annual review of the base salary with a change in this base salary to be at the sole discretion of the Board.

(b) Bonus. Executive will be eligible to earn an annual bonus targeting 50% of base salary (the “Bonus”) pursuant to an annual bonus plan to be adopted each year by the Compensation Committee of the Board (the “Committee”) with terms and conditions determined by the Committee in its discretion after consultation with Executive. Any Bonus will be paid each year following confirmation by the Board of the financial performance of the Company, and such determination and payment shall be made in all events no later than March 15th of the year following the end of the year for which the Bonus is earned.

(c) Equity. Executive currently holds equity awards received for services to the Company set forth on Exhibit A. During the Employment Term, the Board or Committee will determine in its discretion whether Executive will be granted additional equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate, in accordance with the terms thereof, in all employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to paid vacation generally applicable to the senior executives of the Company, but not less than four (4) weeks per calendar year, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the CEO.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time (the “Expense Reimbursement”).

7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, including death or Disability, then Executive (or Executive’s estate, as applicable) will be entitled to (i) earned but unpaid compensation, including Base Salary and Bonus earned through the date of termination, (ii) any accrued but unpaid vacation pay for the current calendar year, (iii) Expense Reimbursement, and (iv) not receive any other compensation or benefits from the Company except as may be required by law or in accordance with established Company plans and policies, (v) not be credited with any additional vesting of his outstanding equity awards (that is, all vesting of outstanding equity awards will immediately terminate). In addition, if the termination is by the Company without Cause or by the Executive for Good Reason, Executive will be entitled to the amounts specified in Section 8.

8. Severance.

(a) Termination Not in Connection With a Change in Control. If the Company terminates Executive’s employment with the Company without Cause, and such termination occurs more than three (3) months prior to, or more than eighteen (18) months following, a Change in Control, then, subject to Section 9, (i) Executive shall be entitled to receive a lump sum cash payment equal to six (6) months’ Base Salary, payable within thirty (30) days following termination or such later date required by Section 9, and (ii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, the Company shall reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) six (6) months following the date of termination, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans, with such reimbursements made by the Company to Executive consistent with the Company’s normal expense reimbursement policy; provided, however, that if the Company determines that reimbursed COBRA premiums would be deemed to be discriminatory or to otherwise violate the then-applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder, then Executive and the Company agree to negotiate in good faith to establish an alternative that replaces the benefit to Executive in a manner consistent with then applicable law, and does not increase the Company’s costs or liability with respect to the benefit.

(b) Termination in Connection With a Change in Control. If the Company terminates Executive’s employment with the Company without Cause or Executive terminates employment with the Company for Good Reason, and such termination occurs within the period beginning three (3) months prior to, and ending eighteen (18) months following, a Change in Control, then, subject to Section 9, (i) Executive shall be entitled to receive a lump sum cash payment equal to twelve (12) months’ Base Salary, payable within thirty (30) days following termination or such later date required by Section 9, (ii) one hundred percent (100)% of the unvested portion of all equity awards, including without limitation stock option grants, restricted stock and restricted stock units, held by Executive at the time of the termination shall become fully vested or released from the Company’s repurchase right and exercisable as of such date, and (iii) if Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, the Company shall reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) twelve (12) months from the date of termination, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans, with such reimbursements made by the Company to Executive consistent with the Company’s normal expense reimbursement policy; provided, however, that if the Company determines that reimbursed COBRA premiums would be deemed to be discriminatory or to otherwise violate the then-applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder, then Executive and the Company agree to negotiate in good faith to establish an alternative that replaces the benefit to Executive in a manner consistent with then applicable law, and does not increase the Company’s costs or liability with respect to the benefit.

(c) For purposes of this Section 8, Base Salary shall mean Executive’s Base Salary immediately prior to the termination date, or, if Executive resigned for Good Reason as a result of a material reduction in his Base Salary, his Base Salary as in effect immediately prior to such reduction. If Executive should die before all amounts have been paid, such unpaid amounts shall be paid in a lump sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate

9. Release of Claims Agreement; No Duty to Mitigate.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form reasonably acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive shall forfeit any right to severance payments or benefits under this Agreement. In no event shall severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Confidential Information Agreement and Non-Disparagement. Executive’s receipt of any payments or benefits under Section 8 shall be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined herein) and Section 13.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) shall be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement shall constitute “Deferred Payments” but rather shall be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9(c)(iv) below or resulting from an involuntary separation from service as described in Section 9(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(c)(iii). Except as required by Section 9(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” means the lesser of two (2) times:

(i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(vi) This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this Agreement, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A upon Executive or the Company.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10. Code Section 280G Best Results. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

11. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means (i) with respect to Executive’s employment with the Company, Executive’s willful and continued failure to substantially perform the duties and obligations of Executive’s position with the Company; (ii) any proven act of personal dishonesty, fraud or misrepresentation taken by Executive which was intended to result in substantial gain or personal enrichment of Executive at the expense of the Company; (iii) Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, excluding violations made in good faith and upon advice of the Company’s counsel or directive of the Board; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as Executive did not know of the felony and did not willfully violate the law) (v) Executive’s breach of the terms of the Confidential Information Agreement, which breach is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from the Company or (vi) failure to reasonably cooperate with any government investigation involving Executive or the Company.

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning defined in the Company’s 2011 Equity Incentive Plan.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means, (i) without Executive’s consent, (x) a material reduction of Executive’s duties, authority or responsibilities or change in Executive’s title or reporting relative to Executive’s duties, authority, responsibilities title or reporting as in effect immediately prior to such reduction or provided, however, that any reduction in Executive’s duties, authority or responsibilities or change in Executive’s title or reporting resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change in Control but is not the chief executive officer of the acquiring corporation) shall not constitute a Good Reason; (ii) without Executive’s consent, a reduction of at least 10% in the total annual target cash compensation (base salary plus the target bonus amount (i.e., the total bonus that could be earned and not the bonus actually paid) of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without

Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) the Company’s material breach of the Agreement, which breach is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from Executive. Notwithstanding the foregoing, if Executive terminates employment with the Company for Good Reason, but the Company discovers after such termination that Executive’s conduct during the Employment Term would have entitled the Company to terminate Executive for Cause, then Executive’s termination shall be for Cause and not for Good Reason and Executive shall remit all amounts paid to Executive for termination for Good Reason (other than those amounts that would have been payable by the Company to Executive for termination for Cause). Nonrenewal of the Agreement by the Company at the end of the initial three-year term or a renewal term shall not constitute a termination of Executive by the Company without Cause at the expiration of the term or Good Reason and shall not trigger severance payments under Section 8.

(d) Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.

12. Confidential Information. Executive confirms Executive’s obligations under the employee proprietary information agreement entered into by the Company and Executive as of August 21, 2006 (the “Confidential Information Agreement”).

13. Non-Disparagement. Executive shall not, while Executive is employed by the Company or at any time thereafter, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company, its business or its employees, officers, directors, or stockholders. The Company agrees to refrain from any public statements after Executive’s employment with the Company ceases that are disparaging to Executive. The Company’s obligations under this section extend only to then current officers and members of the Board, and only for so long as those individuals are officers or directors of the Company.

14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

16. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17. Arbitration.

(a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Austin, Texas in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply Texas law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

18. Integration. This Agreement, together with the Confidential Information Agreement and agreements memorializing outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. To the extent that any provision of the Confidential Information Agreement conflicts with a provision of this Agreement, this Agreement shall control. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

22. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, Executive has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

HomeAway, Inc.

By:	/s/ Brian Sharples

Name:	Brian Sharples

Title:	President and Chief Executive Officer

Address:

1011 W. Fifth Street
Suite 300
Austin, Texas 78703
Attn:	Chief Executive Officer

Fax #:	512-684-1101

“EXECUTIVE”

/s/ Rebecca Lynn Atchison
Rebecca Lynn Atchison

Address:

[***]
[***]
[***]

Fax #:	[***]

HOMEAWAY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

EXHIBIT A

OUTSTANDING EQUITY AWARDS

Holder Name	Plan Name	Grant Type	Grant No.	Grant Date	No of Shares Granted	Exercise Price per Share	Vesting Start Date	Date Fully Vested
Aichison, Rebecea	04SOP	ISO	04-144	10/4/06	175,000	$0.25	8/21/06	8/21/10

Aichison, Rebecea	04SOP	ISO	04-176	1/30/07	61,200	$2.06	1/30/07	1/30/11

Aichison, Rebecea	04SOP	ISO	I04-404	1/29/08	9,751	$8.10	1/29/08	3/29/09

Aichison, Rebecea	04SOP	NSO	N04-404	1/29/08	86,732	$8.10	1/29/08	12/29/10

Aichison, Rebecea	04SOP	ISO	I04-939	11/13/09	5,985	$13.49	1/1/10	12/31/10

Aichison, Rebecea	04SOP	NSO	N04-939	11/13/09	20,015	$13.49	1/1/10	12/31/10

Aichison, Rebecea	04SOP	ISO	I04-940	11/13/09	7,315	$13.49	1/1/10	12/31/l1

Aichison, Rebecea	04SOP	NSO	N04-940	11/13/09	66,685	$13.49	1/1/10	12/31/11

Aichison, Rebecea	04SOP	NSO	N04-1933	2/10/11	79,972	$19.97	12/10/11	12/10/15

Aichison, Rebecea	04SOP	ISO	I04-1933	2/10/11	20,028	$19.97	12/10/l1	3/10/15

Grand Total					532,483